Exhibit 99.2

Lyron Bentovim

Lyron Bentovim is Managing Director of SKIRITAI Capital LLC, Prior to forming SKIRITAI, Mr. Bentovim served as President and COO of WebBrix Inc., an innovative retail channel aiming to provide physical space and services for online retailers.  As President and COO of WebBrix, Mr. Bentovim envisioned the company’s strategic direction and established methods and operating procedures as well as coordinated operations and supervised execution and alliances.

Prior to serving with WebBrix, Mr. Bentovim spent 4 years as a Senior Engagement Manager with strategy consultancies USWeb/CKS, the Mitchell Madison Group and Mckinsey & Company.  As a Senior Engagement Manager, Mr. Bentovim advised numerous Fortune1000 companies in the Financial Services, Insurance, Retail, and Manufacturing sectors.  During his consulting career, Mr. Bentovim helped these companies solve strategic and operational problems ranging from Internet strategy through process re-engineering to strategic sourcing generating an impact of more than $500 million to their bottom line.

Mr. Bentovim advised companies on cost cutting by conducting a strategic review of their direct and indirect spending, managing demand specifications and reducing their costs by 5-25%. Mr. Bentovim supported client companies with new market opportunity evaluation, by assessing risk, devising strategies and guiding implementation efforts. Mr. Bentovim evaluated Global 500 organizations and implemented strategies designed to streamline processes, reduce inefficiencies and achieve significant overhead reductions. Mr. Bentovim has led numerous reengineering projects assisting managers in enhancing production processes and applying cost accounting logic to product pricing.

Mr. Bentovim has a MBA from Yale School of Management and a Law degree from the Hebrew University in Jerusalem.  Before pursuing his MBA, Mr. Bentovim worked as a foreign exchange trader with Eurotrade bank and served as a tank commander in the Israeli Defense Forces.  He is married with two children.